Exhibit 99.1

         Eagle Building Technologies, Inc. Announces New Transfer Agent

     BOCA RATON, Fla.--(BUSINESS WIRE)--Feb. 6, 2003--Eagle Building Technologies, Inc. (OTC:EGBT) today announced that, on or about February 3, 2003, the Company contracted with Securities Transfer Corporation due to the retirement of General Securities Transfer Agency, Inc., as Eagle's Transfer Agent.

    CONTACT: Eagle Building Technologies, Inc., Boca Raton
             Charles Moskowitz, 781/982-1271